Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

HOUSTON, July 30, 2020 — Dril-Quip, Inc. (NYSE: DRQ), (the “Company” or “Dril-Quip”) today reported operational and financial results for the second quarter of 2020.

Key highlights for the second quarter of 2020 included:

•	Generated $90.4 million of revenue on lower product volumes and leasing revenues, reflecting the continued impacts of the COVID-19 pandemic on global operations;

•	Reported second quarter net loss of $14.1 million, or $0.40 per share, an improvement of $5.6 million, or $0.15 per share, from the first quarter of 2020;

•	Recorded adjusted EBITDA of $6.0 million, or 6.7% of revenue;

•	Improved sequential net cash provided by operating activities by $24.3 million to $3.0 million increasing cash position to $345.8 million;

•	Completed approximately $11.5 million of previously announced annualized cost saving actions, with additional savings expected to be captured in the second half of 2020;

•	Selling, general and administrative expense declined $1.3 million in the second quarter compared to the first quarter of 2020;

•	Announced strategic collaboration agreement with Proserv for the development and manufacturing of subsea controls

Blake DeBerry, Dril-Quip’s Chief Executive Officer, commented, “Dril-Quip continues to persevere through this difficult and uncertain market environment brought about by the COVID-19 pandemic and the associated disruptions it has caused the global economy. Although these issues remain a headwind to near-term growth, actions we are currently executing will position us to better weather this storm and maintain focus on ensuring the safety of our employees and suppliers while meeting our customer’s needs.”

“Our operations experienced further negative effects from the ongoing pandemic in the second quarter as we were forced to make modifications that reduced our global production output. Adapting to regulatory restrictions, implementing necessary precautions and conforming to guidelines from health administrators led to lower production output and higher costs. We also saw historically low commodity prices and corresponding customer capital spending reductions that resulted in the delay or deferment of customer product delivery and booking decisions. These delays and deferments led to recorded bookings of $40.5 million during the second quarter. However, even with the sequential decline in bookings, we expect our bookings will be approximately $200 million for the full year 2020.”

“Despite these circumstances, we continue to improve our manufacturing production output and remediate supply chain interruptions, including the reinstatement of overtime at the majority of our manufacturing facilities towards the end of the quarter. We made significant progress on our cost cutting initiatives which we began executing in the second quarter, achieving $11.5 million in annualized cost savings, and we are on track to deliver a further $9.0 million annualized savings in the second half of 2020. Our top priority is to continue to meet these challenges and improve operational and financial results in the second half of 2020.”

“Additionally, we announced an agreement with Proserv to manufacture and supply Dril-Quip with subsea controls systems. This allows us to offer our customers a broader range of cutting-edge technology control systems along with our innovative subsea tree systems and wellheads. The transition of our controls business will be seamless for our existing customers as they will continue to receive the same level of service and support from Proserv going forward. Collaborating with Proserv on controls not only benefits our customers but allows us to avoid an estimated $8 million to $10 million per year of research and development and other associated expense over the next three years in order to offer our customers market leading controls.”

“As we look ahead to the second half of 2020, Dril-Quip is well positioned with a strong balance sheet, backlog of customer projects and an action plan to proactively address the current environment. We expect these factors along with the efforts of our dedicated employees will lead to improved financial performance with an emphasis on cash flow generation.”

In conjunction with today’s release, the Company posted a new investor presentation entitled “Second Quarter 2020 Supplemental Earnings Information” to its website, www.dril-quip.com, on the “Events & Presentations” page under the Investors tab. Investors should note that Dril-Quip announces material financial information in Securities and Exchange Commission (“SEC”) filings, press releases and public conference calls. Dril-Quip may use the Investors section of its website (www.dril-quip.com) to communicate with investors. It is possible that the financial and other information posted there could be deemed to be material information. Information on Dril-Quip’s website is not part of this release.

Operational and Financial Results

Revenue, Cost of Sales and Gross Operating Margin

Consolidated revenue for the second quarter of 2020 was $90.4 million, down $5.6 million from the first quarter of 2020 and $13.4 million lower compared to the second quarter of 2019. The decrease in revenue sequentially and year-over-year was driven by negative impacts to production output, delays in rentals related to product installations, customer requests to extend deliveries and supply chain disruptions, all of which were attributed to the COVID-19 pandemic and the associated impacts on the global oil and gas markets.

Cost of sales for the second quarter of 2020 was $66.9 million, a decrease of $4.5 million sequentially and a decrease of $6.9 million compared to the prior year. Gross operating margin for the second quarter of 2020 was 26.0%, an increase from 25.6% in the first quarter of 2020 and a decrease from 28.8% in the second quarter of 2019. The improvement in gross margin sequentially was driven primarily by improved product mix in the Eastern Hemisphere and higher downhole tool products and services revenue in Mexico. The decline in gross margin year-over-year was primarily related to lower production output globally due to increased days off of work and local or Company precautionary workplace restrictions, lower product sales and other increased costs associated with COVID-19 impacts. These factors were partially offset by savings from the 2019 transformation initiative and from leasing our forge facility to AFGlobal Corporation during the fourth quarter of 2019.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2020 were $23.3 million, a decrease of $1.3 million compared to the first quarter of 2020. The sequential decline in SG&A was primarily due to lower corporate overhead from cost saving actions completed in the second quarter, partially offset by higher information technology expenses related to establishing remote workstations for employees as a result of COVID-19 of approximately $0.9 million. SG&A remained relatively unchanged year-over-year compared to the $23.1 million for the second quarter of 2019.

Net Loss, Adjusted EBITDA and Free Cash Flow

For the second quarter of 2020, the Company reported a net loss of $14.1 million, or $0.40 per share, compared to a net loss of $19.7 million, or $0.55 per share, for the first quarter of 2020 and net income of $1.7 million, or $0.05 per diluted share, for the second quarter of 2019. The sequential decrease in net loss was a result of improved mix of product revenue and lower restructuring and other charges, partially offset by foreign currency exchange losses of $0.8 million compared to a foreign currency exchange gains of $3.2 million in the first quarter of 2020 and the previously noted increase in information technology expenses. The decline in net income year-over-year was driven by decreased product revenues and gross margins caused by decreased production output as a result of COVID-19 related market condition declines, increase in income tax provision and an increase in foreign currency exchange losses.

Adjusted EBITDA totaled $6.0 million for the second quarter of 2020 compared to $6.5 million for the first quarter of 2020 and $13.4 million for the second quarter of 2019. The sequential decrease in adjusted EBITDA is attributed to revenue declines in product deliveries and leasing revenues caused by operational and logistical challenges caused by the global COVID-19 pandemic, partially offset by an improved mix toward higher margin products and increased service revenues in the Western Hemisphere. The decrease in adjusted EBITDA year-over-year was due to fall through from a decline in product and leasing revenues as a result of market declines and higher SG&A costs, primarily from pandemic related information technology spend.

Net cash provided by operations was $3.0 million and free cash flow was approximately negative $1.1 million for the second quarter of 2020. The improvement in net cash provided by operations of $24.3 million compared to the first quarter of 2020 was primarily driven by improved collections of receivables and successful negotiation of extended supplier payment terms, partially offset by increases in stocking program inventory in anticipation of product sales growth in the Eastern Hemisphere and timing of deliveries due to logistical impacts caused by the global pandemic. Capital expenditures in the second quarter of 2020 were approximately $4.1 million, the majority of which was related to rental tools for our downhole tools business as well as machinery and equipment related to consolidating our Aberdeen manufacturing operations into Houston.

Proserv Collaboration Agreement

On June 24, 2020, the Company announced an agreement with Proserv, a subsea controls technology company, for the manufacture and supply of subsea controls systems. The arrangement allows for the consolidation of the development and supply of the Company’s subsea controls systems. The agreement also establishes a framework where Proserv and Dril-Quip may pursue joint marketing and collaboration efforts, with Dril-Quip providing subsea trees and Proserv providing subsea controls. As part of the collaboration, Proserv will assume the service and support for the existing subsea controls customer base from Dril-Quip.

Cost Saving Initiatives

In the first quarter of 2020, the Company announced its plans to achieve $20 million in annualized cost savings in response to the deteriorating market conditions in 2020. These actions will span manufacturing, supply chain, SG&A, engineering and research and development and better align our organization with anticipated market activity. During the second quarter, the Company executed on approximately $11.5 million of these annualized cost saving actions and plans to complete the remainder of the full $20 million in annualized cost savings in the second half of 2020.

Balance Sheet and Liquidity

Dril-Quip’s cash on hand as of June 30, 2020 was $345.8 million, which, together with amounts available under the asset-based lending (ABL) facility, resulted in approximately $383.8 million of available liquidity. The Company’s strong liquidity position, combined with a debt-free balance sheet, provides both financial and operational flexibility. The Company intends to use its financial strength to pursue strategic acquisitions and collaborations that differentiate its products offerings and continue investing in the rapid commercialization of new technologies. The Company expects to generate positive free cash flow for the full year 2020. In addition, inclusive of an expected cash tax benefit as a result of the CARES Act, we expect to achieve a neutral year-end cash balance in 2020 compared to 2019.

Share Repurchases

For the three-month period ended June 30, 2020, the Company did not purchase shares under its share repurchase plan authorized by the Board of Directors in February of 2019. For the first six months ended June 30, 2020, the Company purchased 808,389 shares under the share repurchase plan at an average price of approximately $30.91 per share totaling approximately $25.0 million and retired such shares. The Company has purchased approximately $51 million of the $100 million authorized. The Company continues to evaluate the amount and timing of its share repurchases and intends for the total amount of shares repurchased in 2020 to not exceed its full year free cash flow generation.

About Dril-Quip

Dril-Quip is a leading manufacturer of highly engineered drilling and production equipment for use onshore and offshore, which is particularly well suited for use in deep-water, harsh environments and severe service applications.

Forward-Looking Statements

Statements contained herein relating to future operations and financial results that are forward-looking statements, including those related to the effects of COVID-19 pandemic, market conditions, anticipated project bookings, expected timing of completing the strategic restructuring, anticipated timing of delivery of new orders, anticipated revenues, costs, cost synergies and savings, possible acquisitions, new product offerings and related revenues, share repurchases and expectations regarding operating results, are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the impact of the ongoing COVID-19 pandemic, the effects of actions taken by third parties, including, but not limited to, governmental authorities, customers, contractors and suppliers, in response to the COVID-19 pandemic, the impact of the recent significant decline in oil and natural gas prices, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, project terminations, suspensions or scope adjustments to contracts, uncertainties regarding the effects of new governmental regulations, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Non-GAAP Financial Information

Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow and Adjusted EBITDA are non-GAAP measures.

Adjusted Net Income and Adjusted Diluted EPS are defined as net income (loss) and earnings per share, respectively, excluding the impact of foreign currency gains or losses as well as other significant non-cash items and certain charges and credits.

Free Cash Flow is defined as net cash provided by operating activities less net cash used in the purchase of property, plant and equipment.

Adjusted EBITDA is defined as net income excluding income taxes, interest income and expense, depreciation and amortization expense, non-cash gains or losses from foreign currency exchange rate changes as well as other significant non-cash items and items that can be considered non-recurring.

The Company believes that these non-GAAP measures enable it to evaluate and compare more effectively the results of our operations period over period and identify operating trends by removing the effect of its capital structure from its operating structure. In addition, the Company believes that these measures are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance, ability to pursue and service possible debt opportunities and make future capital expenditures. Adjusted Net Income, Adjusted EBITDA and Free Cash Flow do not represent funds available for our discretionary use and are not intended to represent or to be used as a substitute for net income or net cash provided by operating activities, as measured under U.S. generally accepted accounting principles (“GAAP”).

See “Unaudited Non-GAAP Financial Measures” below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements and should be read together with, and is not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures.

Investor Relations Contact

Blake Holcomb, Director of Investor Relations and Corporate Planning

(713) 939-7711

Blake_Holcomb@dril-quip.com

Dril-Quip, Inc.

Comparative Condensed Consolidated Income Statement

(Unaudited)

	Three months ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(In thousands, except per share data)
Revenues:
Products	$63,133	$67,558	$77,233
Services	20,750	18,814	16,575
Leasing	6,563	9,626	10,000

Total revenues	90,446	95,998	103,808
Costs and expenses:
Cost of sales	66,937	71,414	73,867
Selling, general and administrative	23,331	24,658	23,068
Engineering and product development	5,364	5,525	5,157
Impairment	—	7,719	—
Restructuring and other charges	1,587	32,713	1,019
Gain on sale of assets	(85)	(467)	(1,190)
Foreign currency transaction (gains) and losses	817	(3,242)	(233)

Total costs and expenses	97,951	138,320	101,688
Operating income (loss)	(7,505)	(42,322)	2,120
Interest income	653	1,206	2,680
Interest expense	(209)	(191)	—
Income tax provision (benefit)	7,081	(21,609)	3,119

Net income (loss)	$(14,142)	$(19,698)	$1,681

Earnings (loss) per share
Basic	$ (0.40)	$ (0.55)	$0.05

Diluted	$ (0.40)	$ (0.55)	$0.05

Depreciation and amortization	$7,940	$8,873	$8,495

Capital expenditures	$4,131	$4,187	$1,071

Weighted Average Shares Outstanding
Basic	35,023	35,695	35,967
Diluted	35,023	35,695	36,210

Dril-Quip, Inc.

Comparative Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2020	December 31, 2019

	(In thousands)
Assets:
Cash and cash equivalents	$345,808	$398,946
Other current assets	502,404	481,543
PP&E, net	243,796	258,497
Other assets	55,683	67,579

Total assets	$1,147,691	$1,206,565

Liabilities and Equity:
Current liabilities	$113,711	$96,940
Deferred Income taxes	3,609	4,150
Other long-term liabilities	14,984	14,774

Total liabilities	132,304	115,864

Total stockholders equity	1,015,387	1,090,701

Total liabilities and equity	$1,147,691	$1,206,565

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income and Adjusted Diluted Earnings per Share

Adjusted Net Income and EPS:	Three months ended
	June 30, 2020		March 31, 2020		June 30, 2019
	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share	Effect on net income (after-tax)	Impact on diluted earnings per share

	(In thousands, except per share amounts)
Net income (loss)	$(14,142)	$(0.40)	$(19,698)	$(0.55)	$1,681	$0.05
Adjustments (after tax):
Reverse the effect of foreign currency	646	0.02	(2,561)	(0.07)	(184)	(0.01)
Add back impairment and other charges	—	—	6,098	0.17	—	—
Restructuring costs, including severance	1,254	0.04	25,843	0.72	805	0.02
Gain on sale of assets	(67)	—	(369)	(0.01)	(940)	(0.03)

Adjusted net income (loss)	$(12,309)	$(0.34)	$9,313	$0.26	$1,362	$0.03

Dril-Quip, Inc.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

Free Cash Flow:	Three months ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(In thousands)
Net cash provided (used) by operating activities	$3,046	$(21,237)	$9,812
Less:
Purchase of property, plant and equipment	(4,131)	(4,187)	(1,071)

Free cash flow	$(1,085)	$(25,424)	$8,741

Dril-Quip, Inc.

Reconciliation of Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA:	Three months ended
	June 30, 2020	March 31, 2020	June 30, 2019

	(In thousands)
Net income (loss)	$(14,142)	$(19,698)	$1,681
Add:
Interest income, net	(444)	(1,015)	(2,680)
Income tax expense (benefit)	7,081	(21,609)	3,119
Depreciation and amortization expense	7,940	8,873	8,495
Impairments	—	7,719	—
Restructuring costs, including severance	1,587	32,713	1,019
Gain on sale of assets	(85)	(467)	(1,190)
Foreign currency loss (gain)	817	(3,242)	(233)
Stock compensation expense	3,282	3,176	3,221

Adjusted EBITDA	$6,036	$6,450	$13,432